Affymetrix, Inc.

Amended and Restated

2000 Equity Incentive Plan

(As Amended through May 14, 2010)

TABLE OF CONTENTS

ARTICLE 1.	INTRODUCTION	1

ARTICLE 2.	ADMINISTRATION	1
2.1	Committee Composition	1
2.2	Committee Responsibilities	1
2.3	Committee for Non-Officer Grants	2

ARTICLE 3.	SHARES AVAILABLE FOR GRANTS	2
3.1	Basic Limitation	2
3.2	Additional Shares	2
3.3	Dividend Equivalents	2

ARTICLE 4.	ELIGIBILITY	2
4.1	Incentive Stock Options	2
4.2	Other Grants	3

ARTICLE 5.	OPTIONS	3
5.1	Stock Option Agreement	3
5.2	Number of Shares	3
5.3	Exercise Price	3
5.4	Exercisability and Term	3
5.5	Effect of Change in Control	3
5.6	Modification or Assumption of Options	4
5.7	Buyout Provisions	4

ARTICLE 6.	PAYMENT FOR OPTION SHARES	4
6.1	General Rule	4
6.2	Surrender of Stock	4
6.3	Exercise/Sale	4
6.4	Other Forms of Payment	4

ARTICLE 7.	STOCK APPRECIATION RIGHTS	5
7.1	SAR Agreement	5
7.2	Number of Shares	5
7.3	Exercise Price	5
7.4	Exercisability and Term	5
7.5	Effect of Change in Control	5
7.6	Exercise of SARs	5
7.7	Modification or Assumption of SARs	6

ARTICLE 8.	RESTRICTED SHARES	6
8.1	Restricted Stock Agreement	6
8.2	Payment for Awards	6
8.3	Vesting Conditions	6
8.4	Voting and Dividend Rights	7

ARTICLE 9.	STOCK UNITS AND RESTRICTED STOCK UNITS	7
9.1	Stock Unit Agreement	7
9.2	Payment for Awards	7
9.3	Vesting Conditions	7
9.4	Voting and Dividend Rights	7
9.5	Form and Time of Settlement of Stock Units	8
9.6	Death of Recipient	8
9.7	Creditors' Rights	8

ARTICLE 10.	OTHER EQUITY-BASED AWARDS	8

ARTICLE 11.	PERFORMANCE-BASED AWARDS	9
11.1	Performance Awards Generally	9
11.2	Performance Awards Granted to Covered Employees	9
11.3	Written Determinations	11

ARTICLE 12.	PROTECTION AGAINST DILUTION	11
12.1	Adjustments	11
12.2	Dissolution or Liquidation	11
12.3	Reorganizations	12

ARTICLE 13.	DEFERRAL OF AWARDS	12

ARTICLE 14.	AWARDS UNDER OTHER PLANS	13

ARTICLE 15.	PAYMENT OF DIRECTOR'S FEES IN SECURITIES	13
15.1	Effective Date	13
15.2	Elections to Receive NSOs, Restricted Shares or Stock Units	13
15.3	Number and Terms of NSOs, Restricted Shares or Stock Units	13

ARTICLE 16.	LIMITATION ON RIGHTS	13
16.1	Retention Rights	13
16.2	Stockholders' Rights	13
16.3	Regulatory Requirements	13

ARTICLE 17.	WITHHOLDING TAXES	14
17.2	General	14
17.1	Withholding in Shares	14

ARTICLE 18.	FUTURE OF THE PLAN	14
18.1	Term of the Plan	14
18.2	Amendment or Termination	14
18.3	No Repricings	14

ARTICLE 19.	DEFINITIONS	15

ARTICLE 20.	EXECUTION	18

Affymetrix, Inc.

Amended And Restated
2000 Equity Incentive Plan

ARTICLE 1.    INTRODUCTION.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except for choice-of-law provisions).

ARTICLE 2.    ADMINISTRATION.

2.1.           Committee Composition.  The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, except as otherwise determined by the Board, the composition of the Committee shall satisfy:

(a)           Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b)           Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

2.2.           Committee Responsibilities.  The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3.           Committee for Non-Officer Grants.  The Board may also appoint another committee of the Board, which shall be composed of one or more directors of the Company who need not satisfy the requirements of Section 2.1. Such other committee may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee.

ARTICLE 3.    SHARES AVAILABLE FOR GRANTS.

3.1.           Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Options, SARs, Stock Units and Restricted Shares awarded under the Plan shall not exceed (a) 16,200,000 (from initial adoption of the Plan in 2000, after an increase of 4,500,000 shares on May 14, 2010) plus (b) the additional Common Shares described in Section 3.2. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 12.

3.2.           Additional Shares. If Restricted Shares are forfeited, then such Common Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminated for any reason before being exercised, or if Common Shares are tendered or withheld in satisfaction or partial satisfaction of any tax withholding obligations, then the corresponding Common Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. The foregoing notwithstanding, the aggregate number of Common Shares that may be issued under the Plan upon the exercise of ISOs shall not be increased when Restricted Shares are forfeited or Common Shares are not issued pursuant to Stock Units, Options or SARs.

3.3.           Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.

ARTICLE 4.    ELIGIBILITY.

4.1.           Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(6) of the Code are satisfied.

4.2.           Other Grants. Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5.    OPTIONS.

5.1.           Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

5.2.           Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 12. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 1,000,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

5.3.           Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

5.4.           Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or, subject to Section 18.2 below, other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5.           Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control. In addition, acceleration of exercisability may be required under Section 12.3.

5.6.           Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price, except that the Company shall not effect a direct or indirect repricing of outstanding options (including through an offer to exchange options or any buy out or cash out of options) without stockholder approval. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

5.7.           Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish, provided, that, in each case of (a) and (b), the Fair Market Value of a Common Share, at the time of such buy out or cash out, is equal to or more than the Exercise Price of the Option.

ARTICLE 6.    PAYMENT FOR OPTION SHARES.

6.1.           General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(a)           In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b)           In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6 in its sole discretion.

6.2.           Surrender of Stock. To the extent permitted by the Committee, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

6.3.           Exercise/Sale. To the extent permitted by the Committee, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4.           Other Forms of Payment. To the extent that this Section 6.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.    STOCK APPRECIATION RIGHTS.

7.1.           SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

7.2.           Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 12. SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 1,000,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

7.3.           Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

7.4.           Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or, subject to Section 18.2 below, other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded alone or in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.  A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

7.5.           Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that the Company is subject to a Change in Control or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control. In addition, acceleration of exercisability may be required under Section 12.3.

7.6.           Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares underlying the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

7.7.           Modification or Assumption of SARs.  Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price, except that the Company shall not effect a direct or indirect repricing of outstanding SARs (including through an offer to exchange SARs or any buy out or cash out of SARs) without stockholder approval. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

ARTICLE 8.    RESTRICTED SHARES.

8.1.           Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

8.2.           Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the consideration shall consist exclusively of cash, cash equivalents or past services rendered to the Company (or a Parent or Subsidiary) or, for the amount in excess of the par value of such newly issued Restricted Shares, full-recourse promissory notes, as the Committee may determine.

8.3.           Vesting Conditions. Each Award of Restricted Shares may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. For any Award of Restricted Shares which is to vest solely on the basis of service or employment, a minimum period of three years (which may include vesting in installments over such three-year period) shall be required as condition to such vesting. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or, subject to Section 18.2 below, other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company or in the event that the Participant is subject to an Involuntary Termination after a Change in Control.

8.4.           Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 9.    STOCK UNITS AND RESTRICTED STOCK UNITS.

9.1.           Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

9.2.           Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

9.3.           Vesting Conditions. Each Award of Stock Units may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. For any Award of Stock Units which is to vest solely on the basis of service or employment, a minimum period of three years (which may include vesting in installments over such three-year period) shall be required as condition to such vesting. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or, subject to Section 18.2 below, other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that the Company is subject to a Change in Control or in the event that the Participant is subject to an Involuntary Termination after a Change in Control. In addition, acceleration of vesting may be required under Section 12.3.

9.4.           Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

9.5.           Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 12.

9.6.           Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

9.7.           Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 10.    OTHER EQUITY-BASED AWARDS.

Subject to limitations under applicable law, the Committee is authorized to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, otherwise based on or related to, the Common Shares or factors that may influence the value of the Common Shares, (including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon the performance of the Company, a participating Affiliate or a business unit of the Company or of a participating Affiliate or any other factors designated by the Committee and awards valued by reference to the book value of Common Shares or the value of securities of or the performance of any such entity). The Committee shall determine the terms and conditions of such other awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Article 10 shall be purchased for such consideration, paid for at such times, by such methods and in such forms (including without limitation cash, Common Shares, other awards, notes or other property) as the Committee shall determine. Cash awards, as an element of or supplement to any other award under the Plan, may also be granted pursuant to this Article 10.

ARTICLE 11.    PERFORMANCE-BASED AWARDS.

The Committee is authorized to grant performance awards denominated in cash, Common Shares, other awards or a combination thereof, subject to the following terms and conditions and to such other terms and conditions, not inconsistent herewith, as the Committee shall determine:

11.1.           Performance Awards Generally. Performance awards granted under the Plan may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other award shall constitute a performance award by conditioning the right of a participant to exercise the award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited below in the case of a performance award intended to qualify as performance-based compensation (within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).

11.2.           Performance Awards Granted to Covered Employees. If the Committee determines that a performance award to be granted to an employee who is designated by the Committee as likely to be a covered employee (within the meaning of section 162(m) of the Code) should qualify as performance-based compensation, the grant, exercise and/or settlement of such performance award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this subsection. Common Shares awarded to any Participant in a single calendar year pursuant to this Article shall in no event pertain to more than 500,000 shares. In the event of a cash-based performance award, the value of an award granted to a Participant in any calendar year shall not exceed $5,000,000.

(a)           Performance Goal. The performance goal for performance awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this subsection. The performance goal shall be objective and shall otherwise meet the requirements of section 162(m) of the Code (including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain”). The Committee may determine that such performance awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such performance awards. Performance goals may differ for performance awards granted to any one participant or to different participants.

(b)           Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for an Affiliate or a business unit of the Company or of an Affiliate shall be used by the Committee in establishing performance goals for performance awards: (1) net sales or product and product related revenue; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items, (3) net income or net income per Common Share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic value created; (8) operating margin; (9) share price or total stockholder return; and (10) strategic business criteria (including without limitation meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of information technology, and goals relating to acquisitions or divestitures of specified Affiliates or business units of the Company or of Affiliates). The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(c)           Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of performance awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such performance award or (ii) the time when 25% of such performance period has elapsed.

(d)           Settlement of Performance Awards; Other Terms. Settlement of performance awards shall be in cash, Common Shares, other awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with performance awards, but may not exercise discretion to increase any such amount payable to a covered employee in respect of a performance award, subject to this subsection. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the performance award and other related awards do not, solely for that reason, fail to qualify as performance-based compensation. The Committee shall specify the circumstances in which performance awards shall be paid or forfeited in the event of termination of a participant’s employment by or directorship or consultancy with the Company or an Affiliate or other event prior to the end of a performance period or settlement of such performance awards.

11.3.           Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of performance awards and annual incentive awards, the level of actual achievement of the specified performance goals relating to performance awards and annual incentive awards and the amount of any final performance award and annual incentive award shall be recorded in writing in the case of performance awards intended to qualify under section 162(m) of the Code. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under section 162(m) of the Code, prior to settlement of each such award granted to a covered employee, that the performance objective relating to the performance award and other material terms of the award upon which settlement of the award was conditioned have been satisfied.

ARTICLE 12.    PROTECTION AGAINST DILUTION.

12.1.           Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a)           The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b)           The limitations set forth in Sections 5.2 and 7.2;

(c)           The number of Common Shares covered by each outstanding Option and SAR;

(d)           The Exercise Price under each outstanding Option and SAR; or

(e)           The number of Stock Units included in any prior Award which has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 12, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

12.2.           Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

12.3.           Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding Awards or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

ARTICLE 13.    DEFERRAL OF AWARDS.

The Committee (in its sole discretion) may permit or require a Participant to:

(a)           Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b)           Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c)           Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Article 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article 13.

ARTICLE 14.    AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 15.    PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

15.1.           Effective Date. No provision of this Article 15 shall be effective unless and until the Board has determined to implement such provision.

15.2.           Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan.

15.3.           Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

ARTICLE 16.    LIMITATION ON RIGHTS.

16.1.           Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time.

16.2.           Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

16.3.           Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 17.    WITHHOLDING TAXES.

17.1.           General. A Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any obligations of the Company to withhold income and employment taxes under applicable federal, state, local or foreign law in connection with Awards under the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

17.2.           Withholding in Shares. The Committee may permit such Participant to satisfy all or part of such tax withholding obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 18.    FUTURE OF THE PLAN.

18.1.           Term of the Plan. The Plan, as set forth herein, became effective on March 9, 2000. Unless earlier terminated pursuant to Section 18.2, the Plan shall remain in effect until May 14, 2020.

18.2.           Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan. Notwithstanding anything to the contrary herein, from and after June 11, 2008, the vesting schedule (or the time at which any restriction may lapse) with respect to any Awards may not be accelerated except in the cases of death, disability or retirement of the participant or in connection with a Change in Control of the Company; provided that Awards for no more than 10% of the total number of shares authorized under the Plan may be accelerated upon other events.

18.3           No Repricings.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

ARTICLE 19.    DEFINITIONS.

19.1.           “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

19.2.           “Award” means any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

19.3.           “Board” means the Company’s Board of Directors, as constituted from time to time.

19.4.           “Cause” shall mean (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after the Participant has received written notice of such failure from the Board. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent, Subsidiary or Affiliate employing the Participant) may consider as grounds for the discharge of the Participant without Cause.

19.5.           “Change in Control” shall mean:

(a)           The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)           The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)           A change in the composition of the Board, as a result of which fewer than 80% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d)           Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

19.6.           “Code” means the Internal Revenue Code of 1986, as amended.

19.7.           “Committee” means a committee of the Board, as described in Article 2.

19.8.           “Common Share” means one share of the common stock of the Company.

19.9.           “Company” means Affymetrix, Inc., a Delaware corporation.

19.10.           “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

19.11.           “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

19.12.           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

19.13.           “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

19.14.           “Fair Market Value” means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

19.15.           “Involuntary Termination” means the termination of the Participant’s service by reason of:

(a)           The involuntary discharge of the Participant by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause; or

(b)           The voluntary resignation of the Participant following (i) a material adverse change in his or her title, stature, authority or responsibilities with the Company (or the Parent, Subsidiary or Affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 30 miles.

19.16.           “ISO” means an incentive stock option described in section 422(b) of the Code.

19.17.           “NSO” means a stock option not described in sections 422 or 423 of the Code.

19.18.           “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

19.19.           “Optionee” means an individual or estate who holds an Option or SAR.

19.20.           “Outside Director” shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

19.21.           “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

19.22.           “Participant” means an individual or estate who holds an Award.

19.23.           “Plan” means this Affymetrix, Inc. 2000 Equity Incentive Plan, as amended from time to time.

19.24.           “Restricted Share” means a Common Share awarded under Article 8 of the Plan.

19.25.           “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

19.26.           “SAR” means a stock appreciation right granted under the Plan.

19.27.           “SAR Agreement” means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

19.28.           “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

19.29.           “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share or the right to receive a specified number of Common Shares (including restricted stock units), as awarded under the Plan.

19.30.           “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

19.31.           “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

ARTICLE 20.    EXECUTION.

To record the amendment and restatement of the Plan by the Board on February 6, 2008, the amendment and restatement of the Plan by the Compensation Committee of the Board on April 2, 2008, May 29, 2008, June 23, 2008 and May 14, 2010 and the approval of such amendment and restatement by the stockholders of the Company on May 14, 2010, the Company has caused its duly authorized officer to execute this document in the name of the Company.

Affymetrix, Inc.

By:    /s/ Kevin M. King
      Name:         Kevin M. King
      Title:           President and Chief Executive Officer